Exhibit 99.1

**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400
Scott Gaspard: (425) 254-2002

First Financial Northwest, Inc.
Reports Net Income of $1.4 Million for the First Quarter of 2011

Renton, Washington – April 25, 2011 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended March 31, 2011 of $1.4 million, or $0.08 per diluted share, as compared to net income of $568,000, or $0.03 per diluted share, for the quarter ended December 31, 2010 and a net loss of $17.8 million, or $1.02 per diluted share, for the quarter ended March 31, 2010.

“We are pleased to report our second consecutive quarter of positive earnings. These past couple of years have been very challenging for the banking industry and for our Bank specifically. During the second half of 2010 and through the first quarter of 2011, we continued to work diligently to reduce the level of our nonperforming assets. These efforts have been rewarded with a return to profitability. We will continue to work aggressively on reducing our nonperforming assets to build on the success of the past two quarters,” stated Victor Karpiak, Chairman, President and Chief Executive Officer of First Financial Northwest, Inc.

Highlights for the quarter ended March 31, 2011 include:
•
Nonperforming assets decreased $10.7 million or 11.5% primarily due to a reduction in nonperforming loans. Nonperforming loans decreased $11.8 million to $51.1 million from $62.9 million at December 31, 2010 and represented 6.24% of loans compared to 7.14% at December 31, 2010 and 13.81% at March 31, 2010;

•
Our delinquent loans less than 90 days past due decreased $1.2 million to $8.0 million from $9.2 million at December 31, 2010 as a result of our continued emphasis to aggressively manage our delinquent loan portfolio;

•
We continued to manage the overall risk level of our loan portfolio by reducing our construction/land development loans which declined $13.4 million to $43.1 million, a 23.7% decrease from December 31, 2010. This segment of our loan portfolio now represents 5.23% of total loans compared to 6.33% at December 31, 2010;

•	Net gain on sales of investments totaled $511,000;
•	Sales of other real estate owned (“OREO”) totaled $8.6 million with net gains on sales of $626,000;
•	Net interest margin increased to 3.09% from 2.95% for the quarter ended December 31, 2010 and
•	The Company’s ratio of tangible equity to tangible assets at March 31, 2011 was 14.91% (1).

During the quarter ended March 31, 2011, management evaluated the adequacy of the allowance for loan losses and concluded that a provision for loan losses of $1.2 million was required for the quarter. The amount of the provision was based on management’s analysis of various quantitative and qualitative factors affecting loans to provide reserves adequate to support known and inherent losses within the loan portfolio. The provision decreased $900,000 from the previous quarter as a result of a reduction of $11.8 million of nonperforming loans from December 31, 2010 and a decrease in the loan porfolio balance.

The effect of the $1.2 million provision for loan losses combined with net charge-offs of $3.5 million resulted in a decrease in the allowance for loan losses to $20.3 million at March 31, 2011 from $22.5 million at December 31, 2010. The allowance for loan losses as a percent of nonperforming loans increased to 39.6% at March 31, 2011, compared to 35.8% at December 31, 2010, primarily due to the $11.8 million decrease in nonperforming loans during the first quarter.

Our troubled debt restructured loans (“TDRs”) increased $2.5 million to $77.2 million during the first quarter of 2011. Of these loans, $65.8 million or 85.3% are classified as performing. These loans represent loan relationships where the Bank modified the loan terms because the borrower was experiencing
_______________
(1)
The tangible equity to tangible assets ratio is the same as the equity to assets ratio under Generally Accepted Accounting Principles (“GAAP”) as the Company has an immaterial amount of intangible assets at March 31, 2011.

financial challenges and was not able to keep their loan payments current. Our priority is to negotiate a solution that is acceptable to the Bank while providing the borrower time to resolve their financial issues.

The following table presents a breakdown of our nonperforming assets:

				Three Month	One Year
	March 31,	December 31,	March 31,	Increase	Increase
	2011	2010	2010	(Decrease)	(Decrease)
	(In thousands)
One-to-four family residential (1)	$15,652	$22,688	$48,035	$(7,036)	$(32,383)
Multifamily	700	-	-	700	700
Commercial real estate	11,104	7,306	14,108	3,798	(3,004)
Construction/land
development	23,485	32,885	83,016	(9,400)	(59,531)
Consumer	145	57	759	88	(614)
Total nonperforming loans	$51,086	$62,936	$145,918	$(11,850)	$(94,832)
OREO	31,266	30,102	20,500	1,164	10,766
Total nonperforming assets	$82,352	$93,038	$166,418	$(10,686)	$(84,066)

(1) The majority of these loans are related to our merchant builders rental properties.

Nonperforming assets decreased for the fourth consecutive quarter. At their peak, nonperforming assets reached $166.4 million at March 31, 2010 decreasing to $82.4 million at March 31, 2011, representing an $84.0 million or 50.5% decrease.  Nonperforming assets as a percent of total assets was 6.96%, 7.79% and 12.60% at March 31, 2011, December 31, 2010 and March 31, 2010, respectively.

The following table presents a breakdown of our OREO by county and type of property at March 31, 2011:

	King County	Pierce County	Kitsap County	Snohomish County	All other counties	Total OREO	Percent of Total OREO
	(Dollars in thousands)
One-to-four family residential	$3,771	$6,544	$1,904	$1,674	$475	$14,368	45.95%
Commercial real estate	563	2,600	1,292	-	450	4,905	15.69
Construction/land development	5,906	-	3,522	-	2,565	11,993	38.36
Total OREO	$10,240	$9,144	$6,718	$1,674	$3,490	$31,266	100.00%

OREO increased $1.2 million or 3.9% to $31.3 million at March 31, 2011 from $30.1 million at December 31, 2010 as we continued to take possession of the underlying collateral of nonperforming loans and transfer them to OREO to facilitate their sale. We sold $8.6 million of OREO during the first quarter of 2011 which generated a net gain of $626,000. We evaluate the market value of our OREO inventory quarterly. As a result of the evaluation of our OREO properties, we expensed $628,000 related to the decline in the market value of our OREO during the quarter ended March 31, 2011. Additional expenses related to OREO were $850,000 for the first quarter of 2011. During the remainder of 2011, we will continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

Net interest income for the quarter ended March 31, 2011 was $8.6 million compared to $8.5 million for the quarter ended December 31, 2010. Net interest income for the first quarter of 2011 increased $552,000 to $8.6 million from $8.1 million for the same period in 2010. The reason for this change was a decrease of $2.5 million in interest expense partially offset by a decrease of $2.0 million in interest income. The decline in our total interest expense was primarily the result of $60.1 million of certificates of deposit maturing during the first quarter of 2011, with new and renewing certificates pricing at lower interest rates. In addition, public funds decreased $10.8 million during the first quarter of 2011 as part of our strategy to reduce our exposure to these types of higher cost deposits. Our cost of funds declined 78 basis points to 2.03% for the quarter ended March 31, 2011 from 2.81% for the same quarter in 2010.  Our interest rate spread increased 65 basis points to 2.88% from 2.23% while the net interest margin increased to 3.09% from 2.59% from the first quarter of 2010.

Noninterest expense for the first quarter of 2011 decreased $104,000 to $6.6 million compared to $6.7 million from the fourth quarter of 2010. Noninterest expense for the quarter ended March 31, 2011 decreased $2.3 million from the same quarter in 2010. The decline was primarily the result of a decrease in expenses related to OREO of $2.6 million during the quarter.

Progress on Regulatory Order

On September 24, 2010, the Bank entered into a Stipulation and Consent to the Issuance of a Consent Order (“Order”) with the FDIC and the Washington State Department of Financial Institutions (“DFI”). The Order required that a number of items be completed over various time frames. We are pleased to report that we believe we have complied with each item set forth in the Order in advance of all required due dates and the appropriate documentation has been submitted to our regulators for their review. We will continue to work towards reducing substandard assets and improving earnings in the upcoming quarters in our ongoing efforts to improve our operations.

The Bank’s Tier 1 capital ratio was 12.13% and our Total risk-based capital ratio was 21.30% at March 31, 2011 which exceeded the Order requirements of 10% and 12%, respectively.

Adversely classified assets as a percent of Tier 1 capital plus the allowance for loan losses was 128% at the beginning of 2010. The Order requires assets classified as substandard at the time of the most recent examination be below 65% by March 2011. The Bank achieved this target as of September 30, 2010 and continues to reduce its substandard assets below these levels. We are committed to working with our regulators towards satisfactory resolution of each requirement.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Company under the memoranda of understanding with the Office of Thrift Supervision and the consent order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Company and the Bank will be unable to fully comply with these enforcement actions which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	March 31,	December 31,	March 31,	Three Month	One Year
Assets	2011	2010	2010	Change	Change

Cash on hand and in banks	$4,869	$7,466	$8,373	(34.8)%	(41.9)%
Interest-bearing deposits	159,126	90,961	107,326	74.9	48.3
Investments available for sale	148,230	164,603	109,593	(10.0)	35.3
Loans receivable, net of allowance of $20,250, $22,534	796,354	856,456	1,016,896	(7.0)	(21.7)
and $36,479
Premises and equipment, net	19,585	19,829	20,453	(1.2)	(4.2)
Federal Home Loan Bank stock, at cost	7,413	7,413	7,413	-	-
Accrued interest receivable	4,339	4,686	4,716	(7.4)	(8.0)
Federal income tax receivable	6,346	5,916	12,160	7.3	(47.8)
Deferred tax assets, net	-	-	5,415	-	(100.0)
Other real estate owned	31,266	30,102	20,500	3.9	52.5
Prepaid expenses and other assets	6,210	6,226	8,384	(0.3)	(25.9)
Total assets	$1,183,738	$1,193,658	$1,321,229	(0.8)%	(10.4)%

Liabilities and Stockholders' Equity

Interest-bearing deposits	$901,408	$911,526	$957,389	(1.1)%	(5.9)%
Non-interest bearing deposits	4,818	8,700	5,201	(44.6)	(7.4)
Advances from the Federal Home Loan Bank	93,066	93,066	139,900	-	(33.5)
Advance payments from borrowers for taxes and insurance	4,293	2,256	4,509	90.3	(4.8)
Accrued interest payable	230	214	402	7.5	(42.8)
Other liabilities	3,408	3,418	3,789	(0.3)	(10.1)
Total liabilities	1,007,223	1,019,180	1,111,190	(1.2)	(9.4)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	$-	$-	$-	-%	-%
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168 shares at
March 31, 2011, December 31, 2010 and March 31, 2010	188	188	188	-	-
Additional paid-in capital	187,707	187,371	186,415	0.2	0.7
Retained earnings (accumulated deficit), substantially restricted	1,129	(305)	36,078	(470.2)	(96.9)
Accumulated other comprehensive income, net of tax	469	484	1,465	(3.1)	(68.0)
Unearned Employee Stock Ownership Plan (ESOP) shares	(12,978)	(13,260)	(14,107)	(2.1)	(8.0)
Total stockholders' equity	176,515	174,478	210,039	1.2	(16.0)
Total liabilities and stockholders' equity	$1,183,738	$1,193,658	$1,321,229	(0.8)%	(10.4)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month
	March 31, 2011	December 31, 2010	March 31, 2010	% Change
Interest income
Loans, including fees	$12,428	$13,267	$14,594	(6.3	) %
Investments available for sale	1,205	1,118	1,007	7.8
Cash on hand and in banks	76	62	61	22.6
Total interest income	$13,709	$14,447	$15,662	(5.1	) %
Interest expense
Deposits	4,513	4,914	6,571	(8.2)
Federal Home Loan Bank advances	576	1,074	1,023	(46.4)
Total interest expense	$5,089	$5,988	$7,594	(15.0	) %

Net interest income	8,620	8,459	8,068	1.9

Provision for loan losses	1,200	2,100	13,000	(42.9)
Net interest income (loss) after provision for loan losses	$7,420	$6,359	$(4,932)	16.7%

Noninterest income
Net gain on sale of investments	511	843	-	(39.4)
Other	85	52	46	63.5
Total noninterest income	$596	$895	$46	(33.4	) %

Noninterest expense
Salaries and employee benefits	3,289	3,008	3,189	9.3
Occupancy and equipment	402	397	425	1.3
Professional fees	480	538	459	(10.8)
Data processing	209	189	170	10.6
Loss (gain) on sale of OREO property, net	(626)	(403)	437	55.3
OREO market value adjustments	628	440	2,271	42.7
OREO related expenses, net	850	1,047	702	(18.8)
FDIC/OTS assessments	710	832	580	(14.7)
Insurance and bond premiums	247	148	149	66.9
Marketing	61	64	43	(4.7)
Other general and administrative	332	426	442	(22.1)
Total noninterest expense	$6,582	$6,686	$8,867	(1.6	) %
Income (loss) before provision for federal income taxes	1,434	568	(13,753)	152.5

Provision for federal income taxes	-	-	3,999	-
Net income (loss)	$1,434	$568	$(17,752)	152.5%
Basic earnings (loss) per share	$0.08	$0.03	$(1.02)	166.7%
Diluted earnings (loss) per share	$0.08	$0.03	$(1.02)	166.7%

The following table presents a breakdown of our loan portfolio:

	March 31, 2011		December 31, 2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential (1)
Permanent	$375,894	45.6%	$393,334	44.1%
Construction	-	-	5,356	0.6
	375,894	45.6	398,690	44.7
Multifamily:
Permanent	126,120	15.3	140,762	15.8
Construction	3,024	0.4	4,114	0.4
	129,144	15.7	144,876	16.2
Commercial real estate:
Permanent	227,202	27.6	237,708	26.6
Construction	26,861	3.3	28,362	3.2
Land	4,419	0.5	6,643	0.8
	258,482	31.4	272,713	30.6
Construction/land development:
One-to-four family residential	17,643	2.1	26,848	3.0
Multifamily	882	0.1	1,283	0.1
Commercial	1,104	0.1	1,108	0.1
Land development	23,490	2.9	27,262	3.1
	43,119	5.2	56,501	6.3
Business	1,026	0.1	479	0.1
Consumer	16,767	2.0	19,127	2.1
Total loans	$824,432	100.0%	$892,386	100.0%

Less:
Loans in process (LIP)	5,633		10,975
Deferred loan fees, net	2,195		2,421
Allowance for loan losses	20,250		22,534
Loans receivable, net	$796,354		$856,456

_________________
(1) Includes $166.2 million and $173.4 million of non-owner occupied loans at March 31, 2011 and December 31, 2010, respectively.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Information
(Unaudited)

	At or For the Quarter Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(Dollars in thousands, except share data)
Performance Ratios:
Return on assets	0.48%	0.19%	(5.36	) %
Return on equity	3.25	1.28	(30.29)
Equity-to-assets ratio	14.91	14.62	15.90
Interest rate spread	2.88	2.70	2.23
Net interest margin	3.09	2.95	2.59
Average interest-earning assets to
average interest-bearing liabilities	111.55	111.77	115.09
Efficiency ratio	71.42	71.48	109.28
Noninterest expense as a percent of
average total assets	2.21	2.19	2.68
Book value per common share	$9.39	$9.28	$11.17

Capital Ratios (1):
Tier 1 leverage	12.13%	11.73%	11.33%
Tier 1 risk-based	20.03	18.38	16.43
Total risk-based	21.30	19.65	17.73

Asset Quality Ratios (2):
Nonaccrual and 90 days or more past due loans
as a percent of total loans	6.24%	7.14%	13.81%
Nonperforming assets as a percent
of total assets	6.96	7.79	12.60
Allowance for loan losses as a percent of
total loans	2.47	2.56	3.45
Allowance for loan losses as a percent of
nonperforming loans	39.64	35.80	25.00
Net charge-offs to average loans
receivable, net	0.42	0.90	0.92

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$22,534	$28,400	$33,039
Provision	1,200	2,100	13,000
Charge-offs	(3,675)	(8,970)	(9,682)
Recoveries	191	1,004	122
Allowance for loan losses, end of the quarter	$20,250	$22,534	$36,479

Nonperforming Assets:
Nonperforming loans (3)
Nonaccrual loans	$39,737	$46,637	$108,135
Nonaccrual troubled debt restructured loans	11,349	16,299	37,783
Total nonperforming loans	$51,086	$62,936	$145,918
OREO	31,266	30,102	20,500
Total nonperforming assets	$82,352	$93,038	$166,418

Performing troubled debt restructured loans	$65,805	$58,375	$22,948
____________
(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest for the periods presented.

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